Exhibit (j)(4)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Government Money Market ProFund of our report dated February 26, 2018, relating to the financial statements and financial highlights, which appears in Government Cash Management Portfolio’s Annual Report on Form N-CSR for the year ended December 31, 2017.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 27, 2018